Exhibit 99.2

communications simplified.

Bridger Aerospace

Third Quarter 2024 Conference Call

November 11, 2024

C O R P O R A T E P A R T I C I P A N T S

Eric Gerratt, Chief Financial Officer

Sam Davis, Chief Executive Officer

John Saunders, Senior Vice President of Finance and Capital Markets

C O N F E R E N C E C A L L P A R T I C I P A N T S

Austin Moeller, Canaccord Genuity

P R E S E N T A T I O N

Operator

Good day, everyone, and welcome to today’s Bridger Aerospace Third Quarter 2024 Conference Call.

At this time, all participants are in a listen-only mode. Later, you’ll have the opportunity to ask questions during the question-and-answer session.

Please note today’s call will be recorded, and I will be standing by should you need any assistance.

It is now my pleasure to turn the conference over to CFO of Bridger Aerospace, Eric Gerratt. Please go ahead.

Eric Gerratt

Good afternoon and thank you for joining us today.

Joining me on the call this afternoon is Chief Executive Officer, Sam Davis and Senior Vice President of Finance and Capital Markets, John Saunders.

Before we begin, please note that certain statements contained in this conference call that do not describe historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Since forward-looking statements are based on various assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Factors that could cause results to differ materially from those expressed include, but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission, including expectations regarding financial results for 2024.

Management cannot control or predict many factors that ultimately impact future results. Listeners should not place undue reliance on forward-looking statements, which reflect Management's views only as of today. We anticipate that subsequent events and developments will cause our assessments to change. However, we undertake no obligation to revise or update any forward-looking statement, or to make any other forward-looking statement.

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Throughout this afternoon's earnings release and our call today, we refer to the non-GAAP financial measure Adjusted EBITDA. The definition, calculation and a reconciliation to the financial statements of Adjusted EBITDA can be found in Exhibit A of our earnings release, which is available on our website. We believe Adjusted EBITDA is useful in evaluating our reported results as a supplement to, and not a substitute for, results reported under GAAP.

With that, I'd like to turn the call over to Sam.

Sam Davis

Thank you, Eric.

Before I begin, I just want to recognize all of our Veterans today on Veterans Day. We thank you all for your service, including those veterans at Bridger who play a critical role in our operations.

We are extremely proud to announce our third quarter results which include the height of the 2024 wildfire season, with revenue reaching nearly $65 million, net income of $27.3 million, and Adjusted EBITDA of $47 million. Our dedicated operations team facilitated high levels of deployment of our entire fleet throughout the year, ensuring our fleet was ready as early as February and through our current deployment in Texas, for the latest and longest wildfire season in Bridger’s history. Twenty twenty-four is representative of the trend of longer and more intense wildfire seasons and the financial results Bridger can generate with its current fleet of 6 Scoopers and 6 Air Attack aircraft.

Overall, we consider 2024 a more typical wildfire season, particularly when compared to last year. While we saw a late start to the peak of the season, the US spent a total of 59 days at Preparedness Level 5, which we refer to as PL5, including 10 days in October. As a reminder, PL5 is the National Interagency Fire Center’s highest level, and it signifies that major fire incidents are occurring across multiple geographic areas with the potential to exhaust all agency fire resources.

In comparison, last year there were 0 days at PL5 and only 21 days at PL4. The last time we saw PL5 was actually in 2021 with 68 days at PL5 and an additional 31 at PL4. Through November 1, 2024, over 8 million acres have burned nationally. This compares to just 2.7 million acres burned last year. For comparison, the five-year average is 7.7 million total acres burned. While 2024 was an above average year in duration, and even the East Coast has seen unprecedented wildfire activity this fall, a combination of factors can impact whether Bridger gets called. Overall, we believe the days of work and flight hours were only slightly above average for Bridger.

As states scrambled this summer to secure aerial firefighting resources against a backdrop of government agency contracting lags and budgeting delays, we strategically secured exclusive-use, minimum-day task orders for four of our six Air Attack aircraft, two multi-Mission aircraft, and four of our six Super Scoopers, driving increased utilization. We continue to focus on maximizing the number of these exclusive use commitments ensuring our fleet remains dedicated to critical wildfire response efforts with a goal of maximizing price and flight hours.

We also are focusing on securing multi-year contracts which will serve to guarantee overall revenue and smooth out seasonality associated with peak wildfire season days and hours. Much of this groundwork happens in the winter months as government budgeting and planning cycles are underway.

As the 2024 wildfire season winds down, the task orders for our two Pilatus PC-12 Multi-Mission Aircraft, or MMA, guaranteed for 150 days apiece, were extended to greater than 190 days apiece. We also added some non-fire related missions throughout the year for additional work. We currently have stationed two Scoopers in Texas on standby, positioned for activity under continued high threat of fire activity. A testament to the growing demand during the late season. While some of this revenue is less profitable than in-season revenue, it serves to boost asset utilization in the shoulder season.

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Turning to FMS, as a reminder we closed the acquisition on June 28th, so this was FMS’ first quarter as part of Bridger, and it contributed approximately $1.6 million to revenue. Adding FMS’ strong engineering, modification and manufacturing capabilities to Bridger has already created exciting growth opportunities in mission critical areas such as aerospace modifications and defense systems engineering. We hope these opportunities will enable us to diversify our customer base and add more year-round revenue to help offset the seasonal nature of our aerial firefighting business.

FMS also continues to build a pipeline to support Bridger aircraft for modifications to solidify our competitive advantage and to incorporate leading-edge sensor technologies as well as separate projects on Bridger aircraft to enhance performance, reliability and safety.

A quick update on Ignis Technologies. Our software subsidiary launched its mobile platform this year to support firefighters in the field. Several counties, crews, and incident management teams are currently piloting the app. As we move forward, many of these organizations are expected to transition to a subscription-based model for the 2025 wildfire season, with flexible pricing based on organization size and features.

A major focus of ongoing development is linking Bridger’s real-time sensor imagery with the Ignis app, creating a seamless data flow from air to ground. This capability promises to unlock new levels of situational awareness, supporting multi-mission aviation contracts and enhancing both operational effectiveness and safety.

We remain on track with plans to expand into Europe through our partnership with Marathon Asset Management LP and Avenue Sustainable Solutions Fund which completed the purchase of four Super Scoopers from the Spanish government last fall. We are pleased with the progress of the return-to-service process managed by our Spanish subsidiary, Albacete Aero, and we remain on schedule for all four Scoopers to be available during the 2025 wildfire season.

We recognized approximately $2.2 million of revenue related to this return-to-service work in the quarter with the majority of that also hitting our cost line as well. We are in the process of sourcing operating contracts for all four of these aircraft while their services remain in high demand. At that point we will determine how best to bring these high margin assets into the business.

As we look ahead to the fourth quarter, we see continued use of Bridger aircraft as the intensity of the wildfire season extended into October nationally and into November in certain parts of the country. Year-to-date we have dropped just shy of 9 million gallons of water. As a result, we expect a record year, including the generation of positive free cash flow after maintenance capital expenditures and debt service.

Let me now turn it back to Eric, who will talk about our financial performance in the quarter.

Eric Gerratt

Thanks, Sam.

Looking at results for the third quarter of 2024, revenue increased approximately 20% to $64.5 million from $53.6 million in the third quarter of 2023. Revenue in the third quarter of 2024 benefitted from higher flight revenue as well as approximately $2.2 million related to return-to-service work performed on the Spanish Super Scoopers by our Spanish subsidiary, Albacete Aero as part of our partnership agreement with MAB Funding LLC, as well as approximately $1.6 million of revenue from the Company’s June acquisition of FMS.

Cost of revenues was $23 million in the third quarter of 2024, up from $16 million in the third quarter last year. Cost of revenues for the third quarter of 2024 was comprised of flight operation expenses of $15.1 million and maintenance expenses of $7.9 million. This compares to $10.2 million of flight operations expenses and $5.7 million of maintenance expenses in the third quarter of 2023.

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The increase in cost of revenues is primarily due to increased flight hours in the third quarter of 2024 compared to the third quarter of 2023, resulting in increased depreciation, maintenance and travel expenses tied to higher utilization in the field. Also reflected were the expenses associated with the return to service work for the Spanish Scoopers, which is largely pass through, as well as the addition of FMS and some inflationary pressure.

Selling, general and administrative expenses were $8.6 million in the third quarter of 2024 compared to $15.1 million in the third quarter of 2023. The decrease (phon) was primarily due to a decline in the fair value of outstanding warrants as of the end of the third quarter of 2024 compared to the third quarter of 2023. The decrease was also partially attributable to lower non-cash stock-based compensation expense in the third quarter of 2024 compared to the third quarter last year.

Interest expense for the third quarter of 2024 was $6 million compared to $6 million in the third quarter of 2023. Bridger also reported Other Income of $0.5 million in the third quarter this year, compared to $0.6 million in the third quarter last year.

For the third quarter of 2024, we reported net income of $27.3 million, or $0.31 per diluted share, compared to net income of $17.5 million, or $0.22 per diluted share, in the third quarter of 2023. The increase in net income was primarily driven by strong fleet utilization in the third quarter of 2024. Adjusted EBITDA was $47.0 million compared to $38.7 million in the third quarter of 2023. A reconciliation of Adjusted EBITDA to net loss for income is included in exhibit A of our earnings release distributed earlier today.

Due to our seasonality, the Company typically generates a net loss and negative EBITDA in the first and fourth quarters each year with the majority of our Adjusted EBITDA generated primarily in the third quarter, coinciding with the U.S. wildfire season.

Looking at our results for the first nine months of 2024, revenue was $83 million compared to $65.6 million in the first nine months of 2023.

Cost of revenues was $42.1 million, comprised of flight operation expenses of $25.2 million and maintenance expenses of $16.8 million. Cost of revenues for the first nine months of 2023 was $33.7 million, comprised of $20.3 million of flight operation expenses and maintenance expenses of $13.5 million.

SG&A expenses declined to $28.2 million in the first nine months of 2024 compared to $63.5 million for the first nine months of 2023, which included non-cash stock-based compensation expense of $39.7 million for RSUs compared to only $13.7 million in the first nine months of 2024. The decrease was also partially attributable to a decrease in the fair value of outstanding warrants.

Interest expense for the first nine months of 2024 was $17.8 million compared to $17.2 million in the first nine months of 2023. Bridger also reported Other Income of $1.8 million for the first nine months of 2024 compared to $2.3 million for the first nine months of last year. Net loss was $2.7 million in the first nine months of 2024 compared to a net loss of $46.2 million in the first nine months of 2023. Adjusted EBITDA was $40.2 million for the first nine months of this year compared to $29 million in the same period last year.

Turning to the balance sheet, we ended the third quarter with total cash and restricted cash of $42.6 million. Outstanding trade and unbilled receivables of over $26 million as of September 30, 2024 are expected to further increase the cash balance in the coming months.

With that, I’d like to turn the call over now to John to discuss our 2024 guidance.

John Saunders

Thank you, Eric.

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As the bulk of the wildfire season has come to an end, Bridger is in a position to refine its guidance. Supported by record results in the third quarter and continued dry weather in the western U.S. that has led to multiple aircraft operating into October and even November, we are increasing our 2024 revenue guidance. We now expect revenue to be in a range of $90 million to $95 million. This is an increase of between 35% and 42% over our reported 2023 revenue and an increase from our initial guidance of $70 million to $86 million.

It is also important to note that approximately $6 million to $7 million of anticipated 2024 revenue relates to pass through return-to-service work performed on our four Spanish Super Scoopers by our Spanish subsidiary Albacete Aero, as well as the June 2024 acquisition of FMS Aerospace, neither of which was included in the initial guidance range.

Given the Company’s largely fixed cost structure and seasonality of its revenue, Bridger typically generates the majority of its Adjusted EBITDA in the third quarter each year, during the bulk of the wildfire season. As a result, 2024 Adjusted EBITDA is expected to grow by over 85% to a range of $35 million to $40 million. This compares to the Company’s initial Adjusted EBITDA guidance range of $35 million to $51 million first provided last November.

We have not fully realized the anticipated benefits from targeted reductions to our cost structure that we estimated a year ago. This includes the exit of certain subscription maintenance programs and leasing costs for aviation assets that we kept in place to support the high level of fire activity. We also experienced some inflationary pressures. Collectively, these factors are expected to prevent us from reaching the higher end of our initial guidance range for 2024 Adjusted EBITDA.

In addition, we also pivoted from some EBITDA boosting opportunities to focus on growth of our non-fire revenue to help smooth seasonality, which are expected to benefit 2025 operations.

Based on this latest guidance, we expect to report positive free cash flow for the first time in Bridger’s history in a range of $5 million to $10 million. Free cash flow is defined as Adjusted EBITDA less debt service and less maintenance capital expenditures. Bridger intends to put a portion of this capital to work on low-cost high-benefit aviation investments to find new and expanded revenue opportunities. This includes aircraft modifications for additional customer opportunities, sensor enhancements, and downlink capabilities that will provide increased utilization, opportunity for new contracts, and multi-year work and increase customer satisfaction and brand awareness.

With that, I would like to turn the call back to Sam for final comments.

Sam Davis

Thank you, John.

At the heart of Bridger Aerospace remains the unshakeable focus on the mission to protect lives, property and habitat threatened by wildfires. This year we flew in 16 states, and provided support for 385 fires, and gathered numerous success stories from suppression on major fires preventing the loss of structures to early detection, preventing small lightning strikes from becoming large incidents. Bridger employees worked long days and nights in some of the harshest conditions to readily serve fellow Americans facing the rising threat of wildfires. Being able to see the result of our hard work to protect others from loss while supporting firefighters on the frontlines is at the core of Bridger’s makeup.

What makes the effort of the Bridger team even more commendable was the onslaught of politically motivated attacks we endured as a Company as our former CEO ran for public office in a highly contested race. Regardless of political affiliation, Bridger employees, customers and partners were subject to a torrent of speculative foreboding, designed to tarnish the Company’s reputation and sabotage its laudable efforts to deliver record results, while executing on a critical mission to save lives and property.

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Today, we confidently let the integrity of our results speak for themselves, and we will continue to protect our employees, customers and investors from those negative voices that attempt to defame or mischaracterize our efforts to carry out our mission of protecting lives, property and habitat.

Ultimately, the leadership team at Bridger and strength of its Board has guided it through a crucial period in Bridger’s lifecycle, where it has finally stepped into its stride by exceeding expectations, and we continue to be ready and able to answer the call to fight wildfires around the country.

Now that the election is decided and our founder and former CEO Tim Sheehy has been elected to the U.S. Senate, our Nominating and Corporate Governance Committee of the Board has officially commenced a comprehensive CEO search process and will consider both internal and external candidates. Rear Admiral Wyman Howard will chair the search committee. While there is no specified timeline for completion, the search is expected to be completed in 2025. I am fully committed to being a part of the process and am confident that the Board’s ultimate decision will be in the best interest of Bridger’s shareholders.

Additionally, to avoid any further allegations of potential conflicts of interest, Tim’s brother Matt Sheehy has resigned from the board, and we thank him for his tireless service to our Company over the past 10 years, as well as his steadfast support of us with his continued substantial investments in the Company.

Bridger is a critical piece of the nation’s aerial firefighting responding network and is proud to have aircraft deployed in support of firefighting in 10 out of the 12 months in 2024. I am honored to lead such an incredibly talented team, and I look forward to continuing to pursue and execute our business plans in the future.

With that, I would like to open up the call for questions.

Operator

At this time, if you would like to ask a question, please press the star and one on your telephone keypad. You may withdraw yourself from the queue at any time by pressing star, two.

We'll take a question from Austin Moeller with Canaccord. Your line is open.

Austin Moeller

Hi. Good afternoon. Congrats on the quarter, everyone.

Sam Davis

Thank you, Austin.

Austin Moeller

Just my first question here, can you go into a little bit more detail about the inflation in the quarter, the trimmed (phon) EBITDA guidance? Was that in aftermarket maintenance or pilot compensation, fuel costs? How should we think about that?

Sam Davis

Yes, thanks for the question. I'll turn this one over to Eric, if you wouldn't mind speaking to some of the inflationary pressures.

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Eric Gerratt

Yes, sure, Austin. So, yeah, you mentioned a few. We definitely saw some inflationary pressure in—like most companies, in the area of salaries, wages, benefits. Kind of on that piece of the puzzle as well as we, especially during fire season, incur a lot of costs in terms of travel with our crews and mechanics going all over the country to support our efforts, and so travel costs definitely. There’s some inflationary pressures there.

In terms of maintenance, in addition to the labor and benefits side of things and travel, we also saw some pressures in terms of some of our small parts and replacement parts that we use. We're looking at opportunities and have done some things to try to make our inventory as efficient as possible to try to reduce those impacts and manage those costs.

On the travel side, we also have looked at and have done some things in some areas where we'd leverage some crew housing, some things like that, so we're not always in hotels and things of that nature.

So, we've done a decent job of managing it, but there's definitely been those pressures there.

Austin Moeller

That's helpful. How do you view the new administration's impact on federal firefighting funds? Presumably the committees that oversee the Department of the Interior and the Forest Service are bipartisan on this issue.

Sam Davis

Yes, I'll take that one. You're right, and we speak to this all the time, wildfires are a very bipartisan issue because they affect everybody, and it's a national threat and a rising one year over year. Bridger will do what we've always done, which is continue to work with the administration and be on the forefront of talking with these different committees as we affect a lot on the legislative side to increase some of our strategy in terms of getting more exclusive use contracts and guaranteed days, because that is at the core of what everybody is trying to do to solve this threat. Even right now, as we speak, there's fires on the east coast outside of New York and in New Jersey. So, this is becoming a rising problem.

There will maybe be some potential changes to the committees that we deal with, but Bridger continues to do work, especially in the off-season, meeting with those folks and being on the forefront of championing solutions that we have.

Austin Moeller

Great. Just one more, if I may. Should we expect to see a reduction in cost structure operating costs, and improve revenue volumes in the off-season now that you've required (inaudible), you might be getting some other government services work?

Sam Davis

Yes, I'll turn this one over to John, who's been working on this, especially as we look at guidance for the end of the year and beyond.

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John Saunders

Yes, Austin, that's a great question. Absolutely, we expect to see OpEx down with lower flight levels throughout the winter. I would also comment that the cost rationalization that the Company put in place in 2023 going into 2024, we're seeing the effect and impact of that cost rationalization really starting to go into the P&L in the back half of '24 and into 2025. So, we have some cost rationalization over personnel, and Eric mentioned travel policy, vendors, professional services. We have some things that, we believe, will significantly reduce OpEx throughout the winter.

On the revenue side, absolutely. FMS has been winning contracts and continues to deliver on engineering service contracts throughout Q4, Q1, helping to reduce seasonality. Also, the Company has been successful with fire and non-fire work with its aviation assets this year, so we expect significant revenue from the core business in Q4 this year. A very significant change with revenue levels in the outside of fire season quarters, Q4 and Q1.

Austin Moeller

Excellent. That's very exciting. Thanks for all the details.

John Saunders

Thank you, Austin.

Operator

It does appear that there are no further questions at this time. I'd now like to turn it back to Sam Davis for any additional or closing remarks.

Sam Davis

Thanks again for joining our conference call today. We look forward to updating you on our progress when we report our final Annual results in March. And if anyone has any follow-up questions, please reach out to our investor relations directly. Thank you.

Operator

This does conclude today's program. Thank you for your participation. You may disconnect at any time and have a wonderful evening.

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